PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:    Matt McNulty
            Chief Financial Officer                               904/858-9100

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                PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES
               RESULTS FOR THE FIRST QUARTER 2020

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; January 29, 2020

First Quarter Operating Results

The Company reported a net loss of ($464,000), or ($.14) per share, compared to net income of $884,000, or $.27 per share, in the same quarter last year. Net income in the first quarter of 2019 included $634,000, or $.19 per share, from gains on real estate sales.

Total revenues for the quarter were $24,809,000, down $3,245,000 from the same quarter last year. Transportation revenues (excluding fuel surcharges) were $22,599,000, down $2,381,000 or 9.5%. The decrease in transportation revenues is primarily due to the decrease of 1,317,000 miles, or 14.2%, over the same quarter last year as we closed our Charlotte terminal in May of 2019 and have downsized certain customer accounts due to low freight rates. Transportation revenue per mile was up $.15, or 5.6%, due to improved freight rates on the majority of our business which produced $1,194,000 in additional revenue in the quarter. Fuel surcharge revenue was $2,210,000 down $864,000 from the same quarter last year due to lower miles and lower diesel prices.

Compensation and benefits decreased $1,040,000 mainly due to lower company miles, fewer non-driver employees and lower driver training pay. Fuel expenses decreased $813,000 due to lower company miles and lower cost per gallon. Insurance and losses decreased $173,000 primarily due to lower risk insurance offset by higher health claims. Gain on disposition of assets was $122,000 this quarter versus $923,000 in the same quarter last year which included a gain of $866,000 on the sale of a prior terminal site in Ocoee, Florida.

As a result, operating loss this quarter was ($724,000) compared to operating profit of $1,107,000 in the same quarter last year. Operating ratio was 102.9 this quarter versus 96.1 the same quarter last year.

Dividend

In December, the Company declared a special cash dividend of $3.00 per share, or approximately $10 million in the aggregate, on the Company's outstanding common stock. This one-time, special dividend is payable on January 30, 2020, to shareholders of record at the close of business on January 15, 2020. The Company also declared a quarterly dividend of $0.15 per share, payable on January 30, 2020, to shareholders of record on January 15, 2020.

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Summary and Outlook

Our balance sheet remains solid with $19 million of cash and investments and no outstanding debt. The biggest headwinds facing us today continue to be driver turnover, risk insurance premiums and retaining business volumes with certain customers at profitable freight rates. During the 1st quarter, the Company renegotiated one of our largest customer contracts resulting in the Company turning back ~$3.8M of annualized revenue on marginally rated business while receiving an average additional 2.5% rate increase in addition to the 2.3% contractual CPI increase on a substantially larger volume of business we retained. We also walked away from some smaller accounts due to freight rates. As a result, we have capacity in our system as we head into the busy season and will offer that capacity to customers willing to pay for high quality customer service and safety.

We are very focused on controlling our fixed costs. We spent the past year retooling our health benefits platform, most of which was fully flowing through in the 1st quarter of 2020. Those efforts have resulted in quarterly savings of ~$300,000 over prior years. However, we remain self-insured on our health care and pharmacy plans and our Q1 medical claims exceeded our recent average quarterly claims rate by ~$575,000 resulting in a quarterly charge of $588,000 on health benefits.

Beginning in October, 2019 we implemented a completely new driver pay package that by and large has been a success. We were able to remain relatively flat on our driver count with fewer average drivers in training resulting in a savings of $134,000 on training pay this quarter versus the same quarter last year.

Auto liability insurance expense was down quarter over quarter as we experienced relatively good performance on our safety metrics and negotiated the closure of three years' worth of prior claims resulting in a gain to the Company.

In early November, 2019 the Company closed on the acquisition of the assets of Danfair Transport out of Americus, GA which had total revenues of ~$2,300,000 in 2018. The transition has gone very smoothly and to date we have retained all of the customers and added some new business with one of their customers in another market. This is a very exciting opportunity for us and one we believe will add a meaningful benefit to the Company longer term.
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In summary, we are not pleased with our operating performance in Q1 and have a lot of work ahead to be successful during the remainder of this fiscal year. Q1 is typically the slowest seasonal revenue quarter in our fiscal year and volumes will start to pick up as we move into the 2nd half of Q2 and into the summer travel season. While we still have some room for improvement in certain areas related to expense, we have taken many steps over the past several quarters to align our costs with current business levels. We will continue to push freight rates to profitable levels as we move forward. The greater challenge we face today is adding back revenue at acceptable freight rates with new and existing customers who value service-oriented partnerships. We are focusing on strategies to diversify our product mix (e.g. chemicals) and customer base. We have recently added two additional members to our sales team in an effort to explore the long-haul chemical market and gain exposure to petroleum customers that we do not haul for today. These efforts are an integral part of strategically growing our revenues back and returning to acceptable levels of operating profit as we move into the busy season in 2020.

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Conference Call

The Company will host a conference call on January 29, 2019 at 3:00 PM (EST). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-844-369-8770 domestic or international at 1-862-298-0840. Computer audio live streaming is available via the Internet through the Company's website at www.patriottrans.com at the Investor Relations tab or https://www.webcaster4.com/Webcast/page/2058/32833. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 57403. An audio archive can be accessed through the Company's website at www.patriottrans.com on the Investor Relations tab or at https://www.webcaster4.com/Webcast/page/2058/32833.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.
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Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                               (In thousands)
                                (Unaudited)


                                               THREE MONTHS ENDED
                                                   DECEMBER 31,
                                               -------------------
                                                 2019       2018
                                               --------   --------
Revenues:
  Transportation revenues                     $  22,599     24,980
  Fuel surcharges                                 2,210      3,074
                                               --------   --------
Total revenues                                   24,809     28,054

Cost of operations:
  Compensation and benefits                      10,998     12,038
  Fuel expenses                                   3,463      4,276
  Repairs & tires                                 1,751      1,665
  Other operating                                   956      1,132
  Insurance and losses                            2,769      2,942
  Depreciation expense                            1,950      1,970
  Rents, tags & utilities                           750        847
  Sales, general & administrative                 2,481      2,468
  Corporate expenses                                537        532
  Gain on disposition of PP&E                      (122)      (923)
                                               --------   --------
Total cost of operations                         25,533     26,947
                                               --------   --------

Total operating profit (loss)                      (724)     1,107

Interest income and other                            85        101
Interest expense                                     (8)       (10)
                                               --------   --------

Income (loss) before income taxes                  (647)     1,198
Provision for (benefit from) income taxes          (183)       314
                                               --------   --------

Net income (loss)                             $    (464)       884
                                               ========   ========

Unrealized investment gains, net                      -          2
Reclassification adjust for net
  investment gains realized in net income            (5)         -
                                               --------   --------
Comprehensive Income (Loss)                   $    (469)       886
                                               ========   ========

Earnings per common share:
  Net Income (loss)-
    Basic                                         (0.14)      0.27
    Diluted                                       (0.14)      0.27

Number of shares (in thousands)
  used in computing:
    -basic earnings per common share              3,351      3,328
    -diluted earnings per common share            3,351      3,331

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                      (In thousands)        (Unaudited)

                                               December 31,    September 30,
                                                   2019            2019
                                              --------------  --------------

Assets
Current assets:
  Cash and cash equivalents                   $       19,123          15,233
  Treasury bills available for sale                        -           5,983
  Accounts receivable (net of allowance
    for doubtful accounts of $131 and $133,
    respectively)                                      6,294           6,588
  Federal and state taxes receivable                     486             290
  Inventory of parts and supplies                        907             949
  Prepaid tires on equipment                           1,580           1,616
  Prepaid taxes and licenses                             387             536
  Prepaid insurance                                    2,810           2,895
  Prepaid expenses, other                                332             334
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    Total current assets                              31,919          34,424
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Property and equipment, at cost                       89,990          91,332
Less accumulated depreciation                         55,830          57,765
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Net property and equipment                            34,160          33,567
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Operating lease right-of-use assets                    3,595               -
Goodwill                                               3,637           3,431
Intangible assets, net                                 1,112             701
Other assets, net                                        165             170
                                              --------------  --------------
Total assets                                  $       74,588          72,293
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Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                            $        2,421           3,184
  Accrued payroll and benefits                         3,295           3,906
  Accrued insurance                                    1,112           1,339
  Accrued liabilities, other                             575             398
  Operating lease liabilities,
    current portion                                    1,166               -
                                              --------------  --------------
    Total current liabilities                          9,112           8,827
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Operating lease liabilities less
  current portion       2,642               -
Deferred income taxes                                  6,237           6,237
Accrued insurance                                      1,339           1,339
Other liabilities                                        871           1,093
                                              --------------  --------------
    Total liabilities                                 20,201          17,496
                                              --------------  --------------

Commitments and contingencies
Shareholders' Equity:
  Preferred stock, 5,000,000 shares authorized,
    of which 250,000 shares are designated
    Series A Junior Participating Preferred
    Stock; $0.01 par value; none issued and
    outstanding                                            -               -
  Common stock, $.10 par value; (25,000,000
    shares authorized; 3,351,329 and 3,351,329
    shares issued and outstanding,
    respectively)                                        335             335
  Capital in excess of par value                      38,158          38,099
  Retained earnings                                   15,771          16,235
  Accumulated other comprehensive income, net            123             128
                                              --------------  --------------
    Total shareholders' equity                        54,387          54,797
                                              --------------  --------------
Total liabilities and shareholders' equity    $       74,588          72,293
                                              ==============  ==============

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